Exhibit  16.1  -  Letter re: Change of Certifying Accountant



                               JACK F. BURKE, JR.
                           CERTIFIED PUBLIC ACCOUNTANT
                     P. O. BOX 15728 HATTIESBURG, MS. 39404


June 8, 2004

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

I have reviewed Item 4 of the Current Report on Form 8-K dated June 8, 2004 of Calypso Financial Services, Inc. regarding my dismissal as its certifying accountants. Please be advised that I am in agreement with the statements contained therein. I have no basis to agree or disagree with other statements of the registrant in the Form 8-K.

Very truly yours,

/s/ Jack F. Burke, Jr.
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Jack F. Burke, Jr.